[LOGO]     EAGLE SUPPLY GROUP, INC.

CONTACT:                                      OR:  Investor Relations Counsel:
Douglas P. Fields, Chairman and CEO                Tom Ennis
Frederick M. Friedman, Executive VP & CFO          The Equity Group Inc.
Tel: 212-986-6190                                  Tel: 212-836-9607
Fax: 212-972-0326                                  Fax: 212-421-1278
www.eaglesupplygroup.com                           www.theequitygroup.com
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                             FOR IMMEDIATE RELEASE
                             ---------------------

                            EAGLE SUPPLY GROUP, INC.
        ENTERS INTO AMENDED AND EXPANDED $45 MILLION CREDIT FACILITY

       New Provision Makes Available Up to $8 Million for Acquisitions

NEW YORK, N.Y. -- June 27, 2000 -- Eagle Supply Group, Inc. ("Eagle" or the "Company") (NASDAQ SmallCap: EEGL and EEGLW), the fourth largest wholesale distributor of residential roofing and masonry supplies and related products in the United States, announced that its operating subsidiaries have entered into an amended loan agreement, containing more favorable terms, with Fleet Capital Corporation ("Fleet").

The amended loan agreement with Fleet increases Eagle's total credit facility by $5 million, from $40 million to $45 million, and lowers the average interest rate by approximately 50 basis points (1/2%). In addition, the inventory-borrowing sub-limit has been increased from $15 million to $20 million, and all other caps on borrowings under the revolving credit facility have been eliminated. Most importantly, an amended provision makes available up to $8 million for acquisitions (assuming availability under the borrowing base). Including approximately $6 million in cash and cash equivalents held at Eagle, the Company presently has approximately $14 million available for acquisitions (subject to availability under the borrowing base), separate from any additional debt capacity based on the assets and cash flow of potential acquisitions.

Commenting on the amended loan agreement, Douglas P. Fields, Chairman and Chief Executive Officer, stated, "We believe that this agreement reflects Fleet's confidence in our business plan, management and prospects. The availability of the additional funding should enhance Eagle's flexibility in financing potential acquisitions and, at the same time, support the Company's continued rapid internal growth. The lower interest rate and other favorable terms should help to reduce our costs of funds and provide a strong financial foundation for the growth we anticipate in the future. In the current fiscal year ending this month, Eagle's revenues should be approximately $185 million, a gain of approximately $25 million over the $160 million reported last fiscal year, all without the benefit of any new acquisitions this fiscal year."

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       122 East 42nd Street   *   Suite 1116  *   New York, NY   10168


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Frederick M. Friedman, Eagle's Chief Financial Officer, stated, "The agreement with Fleet is the result of many months of hard work and reflects the strong growth and sound financial condition of the Company. We appreciate the strong support of our lenders, including Fleet and GE Capital Corporation, among others."

James E. Helzer, Eagle's President and Chief Operating Officer, stated, "The amended credit facility will provide the funds necessary to support our program of opening new distribution centers, including two which were opened this month, and our continuing trend of strong internal growth."

Eagle, with corporate offices in New York City and operations headquarters in Mansfield, Texas, is the fourth largest wholesale distributor of residential roofing and masonry supplies and related products in the United States.
Eagle sells primarily to contractors and subcontractors engaged in roofing repair and construction of new residences and commercial properties. The Company sells its products through its own distribution facilities and direct sales force. Eagle currently operates a network of 36 distribution centers in twelve states, including locations in Florida (11), Texas (9), Colorado
(5), Alabama (3), and one each in Indiana, Virginia, Kansas, Minnesota, Mississippi, Louisiana, Illinois and Wisconsin.

This document includes statements that may constitute forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Eagle would like to caution readers regarding certain forward-looking statements in this document and in all of its communications to shareholders and others, press releases, securities filings, and all other communications. Statements that are based on management's projections, estimates and assumptions are forward-looking statements. The words "believe," "expect," "anticipate," "intend," "will," "should," and similar expressions generally identify forward-looking statements. While Eagle believes in the veracity of all statements made herein, forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by Eagle, are inherently subject to significant business, economic and competitive uncertainties and contingencies and known and unknown risks. Many of the uncertainties and contingencies can affect events and Eagle's actual results and could cause its actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Eagle. Some of the factors that could cause actual results or future events to differ materially include Eagle's inability to find suitable acquisition candidates or financing on terms commercially reasonable to Eagle, inability to find suitable facilities and personnel to open or maintain new branch locations, interruptions or cancellation of existing sources of supply, the pricing of and demand for distributed products, the presence of competitors with greater financial resources, economic and market factors, and other factors. Please see the "Risk Factors" in Eagle's filings with the Securities and Exchange Commission for a description of some, but not all, risks, uncertainties and contingencies.




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       122 East 42nd Street   *   Suite 1116  *   New York, NY   10168


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